Exhibit 99.3

CIT Announces Cash Tender Offer For Up To $950 million of Unsecured Notes

NEW YORK – April 4, 2017 – CIT Group Inc. (NYSE: CIT) (“CIT” or the “Company”), today announced that it has commenced an offer to purchase for cash (the “Tender Offer”), subject to certain terms and conditions, up to a total of $950 million aggregate principal amount of its outstanding (i) 5.500% Series C Unsecured Notes due 2019 (the “2019 Notes”), (ii) 5.375% Senior Unsecured Notes due 2020 (the “2020 Notes”) and (iii) 5.000% Senior Unsecured Notes due 2022 (the “2022 Notes” and, together with the 2019 Notes and the 2020 Notes, the “Notes”), subject to the Series Cap (as defined below) for both the 2020 Notes and the 2022 Notes (together, the “Capped Notes”).

The terms and conditions of the Tender Offer are described in an Offer to Purchase dated April 4, 2017 (the “Offer to Purchase”) and a related Letter of Transmittal (together, the “Offer Documents”). Holders of the Notes are urged to carefully read the Offer Documents before making any decision with respect to the Tender Offer.

The following table summarizes the pricing terms of the Tender Offer:

					Dollars per $1,000 Principal Amount of Notes
Title of Security	CUSIP Number	Principal Amount Outstanding (in millions)	Acceptance Priority Level	Series Cap (in millions)	Tender Offer Consideration (1)	Early Participation Amount	Total Consideration(1)(2)
5.500% Series C Unsecured Notes due 2019	125581GH5/ U17186AN4	$1,750	1	N/A	$1,031.25	$30.00	$1,061.25
5.375% Senior Unsecured Notes due 2020	125581GN2	$750	2	$250	$1,047.50	$30.00	$1,077.50
5.000% Senior Unsecured Notes due 2022	125581GQ5	$1,250	3	$225	$1,028.75	$30.00	$1,058.75
(1)	Excludes accrued and unpaid interest up to, but not including, the applicable Payment Date (as defined below), which will be paid in addition to the Tender Offer Consideration (as defined below) or Total Consideration (as defined below), as applicable.
(2)	Includes the Early Participation Amount (as defined below).

Subject to the terms and conditions of the Tender Offer, the consideration for each $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offer will be the tender offer consideration for such series set forth in the table above (with respect to each series, the "Tender Offer Consideration"). Holders of Notes that are validly tendered (and not validly withdrawn) at or prior to 5:00 p.m., New York City time, on April 17, 2017 (such date and time, as it may be extended, the "Early Participation Date") and accepted for purchase will receive the applicable Total Consideration for such series, which will be a price per $1,000 principal amount of such series equal to the Total Consideration for such series set forth in the table above and includes the early participation amount for such series set forth in the table above (with respect to each series, the "Early Participation Amount"). Holders tendering their Notes after the Early Participation Date will be eligible to receive only the Tender Offer Consideration, which is the Total Consideration less the Early Participation Amount.

The aggregate principal amount of the Notes that may be purchased pursuant to the Tender Offer is limited to $950 million (the “Tender Cap”). The principal amount for each series of Capped Notes that may be purchased pursuant to the Tender Offer is subject to the applicable series cap set forth in the table above (with respect to each series of Capped Notes, the “Series Cap”). The 2019 Notes are not subject to any Series Cap.

Subject to the Tender Cap and the Series Cap, the aggregate principal amount of any series of Notes that is purchased will be based on the acceptance priority level for such series, as set forth in the table above (the “Acceptance Priority Level”). As a result, on any Payment Date, all Notes of a series having a higher Acceptance Priority Level will be accepted for purchase before any Note of a series having a lower Acceptance Priority Level is accepted. If the aggregate principal amount of any Notes validly tendered (and not validly withdrawn) exceeds the amount of the applicable Series Cap or the Tender Cap remaining available to repurchase such series after making allowance for all Notes purchased in a higher (i.e., lower numerical) Acceptance Priority Level, then, if any Notes of such series are purchased, we will accept such Notes on a prorated basis, with the proration factor for such series depending on the aggregate principal amount of Notes of such series validly tendered.

In addition, all Notes tendered on or prior to the Early Participation Date will be accepted before any Notes tendered after the Early Participation Date but prior to Expiration. Accordingly, if the Tender Offer is fully subscribed as of the Early Participation Date, holders who tender Notes after the Early Participation Date will not have any of their Notes accepted for purchase, even if the Notes tendered after the Early Participation Date have a higher Acceptance Priority Level than the Notes tendered prior to the Early Participation Date. The Company reserves the right to increase the Tender Cap and/or the Series Cap, at any time, subject to compliance with applicable law without extending withdrawal rights.

In addition to the Tender Offer Consideration or Total Consideration, holders whose Notes are accepted for purchase pursuant to the Tender Offer will also receive in cash accrued and unpaid interest up to, but not including, the applicable Payment Date (as defined below). The Company reserves the right to accept for purchase any Notes validly tendered at or prior to the Early Participation Date (the “Early Payment Date”) at any point following the Early Participation Date and before the Expiration Date, subject to each Series Cap, the Tender Cap and the application of the Acceptance Priority Levels. The Early Payment Date will be determined at CIT’s option and is currently expected to occur on or about April 18, 2017.

Irrespective of whether the Company chooses to exercise its option to have an Early Payment Date, we will purchase any remaining Notes that have been validly tendered by the Expiration Date and that we choose to accept for purchase, subject to each

Series Cap, the Tender Cap, and the application of the Acceptance Priority Levels, on a date promptly following the Expiration Date (the “Final Payment Date” and each of the Early Payment Date and Final Payment Date, a “Payment Date”). The Final Payment Date is expected to occur within three business days following the Expiration Date.

The Tender Offer is scheduled to expire at 11:59 p.m., New York City time, on May 1, 2017 (such date and time, as may be extended by us, the “Expiration Date”). Notes tendered may be withdrawn from the Tender Offer at or prior to, but not after, 5:00 p.m., New York City time, on April 17, 2017, unless extended, by following the procedures described in the Offer Documents.

The Tender Offer is not conditioned upon any minimum amount of Notes being validly tendered. CIT’s obligation to accept, and pay for, Notes validly tendered pursuant to the Tender Offer on any Payment Date is conditioned upon satisfaction of certain conditions as described in the Offer Documents. The Company reserves the right, subject to applicable law, to waive any one or more of the conditions with respect to the Tender Offers at any time.

CIT expects to use proceeds from the sale of its commercial aircraft leasing business to fund the purchase of Notes validly tendered and accepted in the Tender Offer.

CIT has retained BofA Merrill Lynch to serve as Dealer Manager for the Tender Offer. D. F. King & Co., Inc. has been retained to serve as the Depositary and Tender Agent for the Tender Offer. Questions regarding the Tender Offer may be directed to BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 388-3646 (collect). Requests for the Tender Offer Materials may be directed to D.F. King & Co., Inc. by phone at (888) 628-9011 (toll free) or (212) 269-5550 (collect) or by email at cit@dfking.com.

CIT is making the Tender Offer only by, and pursuant to, the terms of the Offer Documents. None of CIT, the Dealer Manager, the Depositary and Tender Agent makes any recommendation as to whether holders should tender or refrain from tendering their Notes. Holders must make their own decision as to whether to tender Notes and, if so, the principal amount of the Notes to tender. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the Notes, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Notes laws or blue sky laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of CIT by the Dealer Manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

This press release does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities or an offer to sell or the solicitation of an offer to purchase any new securities, nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words

“expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. We describe risks that could affect our results in Item 1A, “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission. Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with $64 billion in assets as of December 31, 2016. Its principal bank subsidiary, CIT Bank, N.A., (Member FDIC, Equal Housing Lender) has more than $30 billion of deposits and more than $40 billion of assets. CIT provides financing, leasing, and advisory services principally to middle-market companies and small businesses across a wide variety of industries. It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A. For more information visit cit.com.

Contacts

CIT MEDIA RELATIONS:

Gina Proia
212-771-6008

Gina.Proia@cit.com

CIT INVESTOR RELATIONS:

Barbara Callahan

973-740-5058

Barbara.Callahan@cit.com